                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT





ClickSoftware, Inc., a California corporation

ClickSoftware Europe, Limited, a company incorporated under the laws of the United Kingdom

ClickSoftware Belgium, N.V., a company incorporated on November 14, 2001 under the laws of Belgium

ClickSoftware Australia Pty Limited, incorporated on January 21, 2002 under the laws of Australia.


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10-K ClickSoftware Technologies Ltd.                                     Page 77